EXHIBIT 10.20

OFFICERS’ AND KEY EMPLOYEES’
RESTRICTED STOCK UNIT AGREEMENT

1.    Award of Restricted Stock Units

(a)Portland General Electric Company (the "Company") hereby grants ______ restricted stock units (the "Restricted Stock Units") to _________________ (the "Grantee"). A Restricted Stock Unit represents the right to receive a share of the Company's common stock (a "Share") at a future date in accordance with and subject to the terms of this Agreement.

(b)The grant is effective as of ____________ (the "Grant Date").

(c)The grant is made under the Portland General Electric Company Stock Incentive Plan (the "Plan"), and is subject to the terms and conditions of the Plan and this agreement (the "Agreement").

(d)Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.

2.    Vesting

Provided that the Grantee remains in the employment or in the service of the Company or its subsidiaries or Affiliates, the Grantee shall become vested in the Restricted Stock Units on _________________, ____ (the “Normal Vesting Date”).

3.Settlement in Shares

As soon as practicable after a Restricted Stock Unit vests, the Company shall settle the Restricted Stock Unit by issuing a Share to the Grantee, but in no event later than the March 15th following the year in which the Restricted Stock Unit vests (and in no event later than the March 15th following the year in which the Grantee terminates due to death or disability, if such termination results in vesting). Upon such settlement, the Grantee shall have no further rights under the Restricted Stock Unit.

4.Termination of Employment

(a)If the Grantee's employment and service with the Company and its subsidiaries or Affiliates is terminated (a "Termination") before the Normal Vesting Date, the Grantee will forfeit all unvested Restricted Stock Units, except as provided in Section 4(b), Section 4(c) and Section 5 below. The Committee shall determine the date of any Termination.

(b)Subject to Section 5 and Section 4(c) below, if, before the Normal Vesting Date, the Grantee experiences a Termination due to death, disability (as determined under the long-term disability program of the Company or its subsidiary or Affiliate covering the Grantee) or retirement (as determined under the Company's qualified defined benefit pension plan but other than for Cause as defined in Section 5 below), a percentage of the Restricted Stock Units shall vest. The percentage of such Restricted Stock Units to vest shall be based on the percentage of the period beginning on the Grant Date and ending on the Normal Vesting Date that the Grantee was actively employed. The Grantee will forfeit any remaining unvested Restricted Stock Units.

(c)If, before the Normal Vesting Date, the Grantee satisfies the Rule of 75 on the date of the Grantee’s Termination for reasons other than Cause as defined in Section 5 below (including due to death or disability), all of the Restricted Stock Units will vest.  For purposes of this Agreement, a Grantee satisfies the Rule of 75 at a certain date if, as of that date, (i) the Grantee is at least age 55, (ii) the Grantee has completed no less than five years of service for the Company and/or its subsidiaries or Affiliates, and (iii) the Grantee’s age plus years of service for the Company and/or any of its Subsidiary Corporations or Affiliates is equal to no less than 75.

5.Change in Control
Notwithstanding the preceding provisions of this Agreement:
    Any Restricted Stock Units that have not previously vested shall be deemed vested as of the date of any Termination within two years following a Change in Control (i) by the Company or any subsidiary or Affiliate or any successor entity for any reason other than for Cause or (ii) by the Grantee within 90 days after there is (a) a material adverse change in the nature of the Grantee’s duties or responsibilities from those in effect immediately prior to the Change in Control, provided that merely ceasing to be an officer of a public company shall not, by itself, constitute a material adverse change for purposes of this provision, (b) a material reduction in the Grantee’s base compensation or incentive compensation opportunities from those in effect immediately prior to the Change in Control or as they respectively may be increased thereafter from time to time or (c) a mandatory relocation of Grantee’s principal place of work in excess of 50 miles.
    Dividend Equivalent Rights shall be determined in accordance with Section 8 hereof.
    Any Restricted Stock Units that vest pursuant to this Section 5 shall be settled as soon as possible following the Termination but in no event later than 60 days following the date of the Termination.
For purposes of this Section 5, “Cause” means conduct involving one or more of the following: (i) the substantial and continuing failure of the Grantee to perform substantially all of his or her duties to the Company in accordance with the Grantee’s obligations and position with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after 30 days’ notice from the Company, such notice setting forth in reasonable detail the nature of such failure, and in the event the Grantee fails to cure such breach or failure within 30 days of notice from the Company, if such breach or failure is capable of cure; (ii) the violation of a Company policy, which violation could reasonably be expected to result in Termination; (iii) dishonesty, gross negligence, breach of fiduciary duty; (iv) the commission by the Grantee of an act of fraud or embezzlement, as found by a court of competent jurisdiction; (v) the conviction of the Grantee of a felony; or (vi) a material breach of the terms of an agreement with the Company, provided that the Company provides the Grantee with adequate notice of such breach and the Grantee fails to cure such breach, if the breach is reasonably curable, within thirty (30) days after receipt of such notice.
6.Nontransferability of Award

No portion of this award shall be transferable during the Grantee's lifetime. The Grantee may, from time to time, designate one or more beneficiary or beneficiaries (including contingently or successively) to whom any award under this Agreement shall be paid in case of the Grantee's death. Each such designation shall revoke all prior designations by the Grantee, shall be in a form prescribed by the Company and shall be effective only when filed by the Grantee in writing with the Company during the Grantee's lifetime. In the absence of any such designation, in the event of the Grantee's death, awards under this Agreement shall be transferable only by will or the laws of descent and distribution. The transferability of the Shares issued in settlement of the Restricted Stock Units may also be limited in accordance with any legend on the certificate(s) representing such Shares that restricts the transferability of the Shares.

7.Shareholder Rights

The Grantee will not have any shareholder rights with respect to the Restricted Stock Units, including the right to vote or receive dividends, until Shares are issued to the Grantee in settlement of the Restricted Stock Units.

8.Dividend Equivalent Rights

The Grantee shall be entitled to one Dividend Equivalent Right for each Restricted Stock Unit granted hereunder. A Dividend Equivalent Right entitles the Grantee to receive an amount equal to any dividends paid on a Share, which dividends have a record date between the Grant Date and the vesting date for the related Restricted Stock Unit, except that in the event the final vesting date of the related Restricted Stock Unit falls between a dividend record date and the related payment date, the amount payable with respect to such dividend shall be paid in a number of Shares determined by using the Fair Market Value of the Shares on the last preceding trading day before the Restricted Stock Unit vesting date. The amount payable with respect to a dividend under a Dividend Equivalent Right shall be paid in a number of Shares determined by using the Fair Market Value of Shares as of the date such dividend is paid to holders of Shares. A Dividend Equivalent Right shall vest and become payable on the same terms as the related Restricted Stock Unit. Notwithstanding the foregoing, the number of Shares to be issued to the Grantee with respect to Dividend Equivalent Rights that vest on a given vesting date shall be determined by rounding to the nearest whole number.

9.Withholding

The Company's obligation to deliver the certificate(s) representing Shares issued to settle Restricted Stock Units and Dividend Equivalent Rights shall be subject to the satisfaction of applicable tax withholding requirements, including federal, state and local requirements. Unless, prior to the vesting date for the related Restricted Stock Units, the Grantee notifies the Company in writing of the Grantee’s intention to remit sufficient funds to the Company or Grantee's employer to satisfy all applicable withholding requirements prior to the date Shares are to be delivered to the Grantee, then, subject to applicable law, the Company or Grantee's employer shall withhold Shares otherwise deliverable to the Grantee with a Fair Market Value sufficient to satisfy the applicable withholding requirements.

10.Amendments

The Committee may from time to time amend the terms of this Agreement to the extent it deems appropriate to carry out the terms and provisions of the Plan. Notwithstanding the foregoing, any amendment materially adverse to the economic interests of the Grantee shall be effective only if consented to by the Grantee in writing.

11.Incorporation of Plan Terms

The terms and conditions of the Plan are incorporated into and made a part of this Agreement. In the event of any difference between the provisions of this Agreement and the terms of the Plan, the terms of the Plan will control.

12.Interpretation of Agreement and Plan

The Committee shall have sole power to interpret and construe any provisions of this Agreement or the Plan. Any such interpretation or construction made by the Committee shall be final and conclusive.

13.Grant Not to Affect Employment

The Restricted Stock Units and Dividend Equivalent Rights granted hereunder and Shares issued in settlement of the Restricted Stock Units or Dividend Equivalent Rights shall not confer upon the Grantee any right to continue in the employment of the Company or its subsidiaries or Affiliates.

14.Severability

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Unless such an invalid or unenforceable provision can be appropriately reformed or modified, this Agreement shall be construed as if such provision were omitted.

15.Miscellaneous

The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

16.Securities Laws

The Committee may from time to time impose any conditions on the Restricted Stock Units, Dividend Equivalent Rights or Shares issued in settlement of the Restricted Stock Units or Dividend Equivalent Rights as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws.

17.Notices

All notices or other communications given hereunder shall be in writing, and any notices or other communications required to be given hereunder shall be sent by registered or certified mail, return receipt requested, postage prepaid, or by hand delivery, or expedited delivery service, delivery charges prepaid and with acknowledged receipt of delivery. A notice or other communication shall be deemed given on the date of acceptance or refusal of acceptance shown on such receipt and shall be addressed, as the case may be, to the Grantee and to the Company at the following applicable address:

(a)If to the Grantee, to the most recent address for Grantee that the Company or its subsidiaries have in their records.

(b)If to the Company, to:

Portland General Electric Company
Attn: Anne Mersereau
121 SW Salmon Street
Portland ,OR 97204

Any party may, by notice given in compliance with this Section, change its address for all subsequent notices. Notice by either party shall be deemed sufficient if signed by such party's counsel and also, in the case of the Company, by any of the Company's officers, if otherwise given in compliance with this Section.

18.Entire Agreement

This Agreement (which incorporates the terms and conditions of the Plan) constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.

19.Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon. With respect to any suit, action or proceedings relating to this Agreement (the "Proceedings"), each party irrevocably submits to the exclusive jurisdiction of the courts of the State of Oregon and the United States District Court located in Multnomah County, Oregon, and irrevocably waives any objection that it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party. Nothing in this Agreement precludes either party from enforcing in any jurisdiction any judgment, order or award obtained in any such court.

20.Grantee Acknowledgement

Grantee acknowledges that he/she had sufficient time to consider this Agreement and to seek legal consultation and has fully read and understands this Agreement.

[GRANTEE]	PORTLAND GENERAL ELECTRIC COMPANY
By: __________________________________________
______________________________________________	Its: __________________________________________
Date: __________________________________________	Date: __________________________________________